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                                                                     Exhibit 5.1

                           GIBSON, DUNN & CRUTCHER LLP
                             1801 California Street
                             Denver, Colorado 80202


                                October 28, 1998





(303) 298-5715                                                       18787-00004


Convergent Communications, Inc.
400 Inverness Drive South
Suite 400
Englewood, CO 80112

     Re: EXCHANGE OF 13% SENIOR NOTES DUE 2008 FOR 13% SERIES B SENIOR NOTES DUE 2008

Ladies and Gentlemen:

     We have acted as counsel for Convergent Communications, Inc., a Colorado corporation (the "Company"), in connection with the proposed offer by the Company (the "Exchange Offer") to exchange up to $160,000,000 aggregate principal amount of its outstanding 13% Senior Notes Due 2008 (the "Old Notes") for a like principal amount of its 13% Series B Senior Notes Due 2008 (the "Notes"). The Old Notes were issued and the Notes will be issued pursuant to an indenture by and among the Company and Norwest Bank of Colorado (the "Trustee") dated April 2, 1998 (the "Indenture").

     As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-53953), as amended, to be filed by the Company with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended, the issuance of the Notes, (ii) the Indenture, and (iii) the form of the Notes. The Notes and the Indenture are sometimes collectively referred to herein as the "Securities Documents." We have examined the proceedings and other actions taken by the Company in connection with the authorization, execution and delivery of the Indenture and the issuance of the Notes thereunder. We also have made such other inquiries and examined, among other things, originals or copies, certified or otherwise, identified to our satisfaction, of such records, agreements,

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Convergent Communications, Inc.
Page 2

certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

     In rendering this opinion, we have assumed:

     (i) The due and valid execution and delivery of the Indenture by the Trustee, and that the Indenture constitutes the legal, valid and binding agreement of the Trustee, and that there are no agreements or understandings between or among the parties to any of the Securities Documents that would expand, modify or otherwise affect the terms of the Securities Documents or the respective rights or obligations of the parties thereunder; we confirm that, to our knowledge, no such other agreement or understanding exists; and

     (ii) The genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing and in reliance thereon, subject to the qualifications, exceptions, assumptions and limitations herein contained, and subject to receipt by the Company from the Commission of an order declaring the Registration Statement effective, we are of the opinion that the Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be legally issued and will constitute binding obligations of the Company.

     The foregoing opinion is also subject to the following additional qualifications, exceptions, assumptions and limitations:

     A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America, the State of New York and the State of Colorado. This opinion is limited to the effect of the present state of the laws of the State of New York, the State of Colorado and the United States of America, and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

     B. Our opinion set forth herein is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and transfers or preferential transfers and distributions by corporations to their stockholders) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no

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Convergent Communications, Inc.
Page 3

opinion as to the validity, legally binding nature or enforceability of any provision in the Securities Documents relating to indemnification, exculpation or contribution.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.


                              Very truly yours,

                              /s/ Gibson, Dunn & Crutcher LLP

                              Gibson, Dunn & Crutcher LLP